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                                                                      EXHIBIT 99





Contact:          Brian P. Campbell
                  President and Chief Executive Officer
                  (734) 747-7025 ext. 129

                KAYDON CORPORATION COMMENTS ON THIRD QUARTER 2001
                AND ANNOUNCES SPECIAL NON-CASH CHARGE AGGREGATING
                              $38.1 MILLION PRE-TAX


Ann Arbor, Michigan - October 15, 2001

         Kaydon Corporation (NYSE:KDN) announced today that third quarter 2001 earnings per share, before a special charge, will be as much as 60-65 percent below the consensus estimate of $.19 per share, reflecting the continuing broad-based slowdown in industrial manufacturing activity. In addition, during the third quarter the Company took a non-cash charge aggregating $38.1 million pre-tax to write down the value of assets of certain businesses that produce and market hydraulic fluid power products. The disappointing shortfall in revenue and operating earnings during the third quarter, as well as the special charge, will also negatively impact full year 2001 performance. Earnings in 2000's third quarter were $.43 per share on a diluted basis, before an unusual litigation-related charge ($.19 per share).

         Brian P. Campbell, President and Chief Executive Officer, commented, "Kaydon was already struggling with depressed industrial markets that showed few signs of near-term recovery when the events of September 11 added additional uncertainty and apprehension to a lackluster demand situation. Virtually all of the key markets served by Kaydon, including construction equipment, other heavy industrial equipment, semiconductor manufacturing equipment, and hydraulic fluid power markets, display continuing weakness. Third quarter sales of our core businesses, excluding the effects of acquisitions completed since the third quarter of 2000, will be down 15-17 percent from the second quarter of this year, and down 20-22 percent from the third quarter of 2000. Kaydon's high value-added products and resultant strong contribution margins make our profit metrics very volume sensitive. Significantly reduced end-market customer demand has had a dramatic impact on the Company's operating earnings."

         Mr. Campbell commented further, "We continue to reduce our cost structure consistent with the trend of current economic conditions, but we are doing so in a prudent and rational manner. While we have not yet seen convincing signs that our key markets will rebound within the next five to six months, we continue to believe that the effects of recent fiscal and monetary actions, absent further external shocks to the economy, should have a positive impact on industrial manufacturing activity, and on Kaydon's future operating performance. We are confident that when our markets do return to more normal operating conditions, our shareholders, employees and customers will see the full benefits of Kaydon's actions reflected by increased operating performance."



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         Kaydon also announced that during the third quarter the Company recorded a special non-cash charge of $38.1 million pre-tax to reflect the write-down of assets held by its Fluid Power Products Group. The write-down was necessary as a result of recent operating and cash flow losses, an outlook for prolonged weakness in the demand for hydraulic fluid power products which likely will lead to continuing losses, structural changes in competitive dynamics, and adverse customer trends. The majority of the special charge, $34.6 million, resulted from the write-down of intangible and fixed assets to estimated fair value in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." The remaining $3.5 million comprised reductions in the carrying amount of certain current assets, reflecting recent adverse credit trends of certain customers, changes in product manufacturing and customer service strategies, product pricing challenges caused by new competitive pressures, and other factors. Further, at its October 10, 2001 meeting, the Kaydon Board of Directors approved management's plan to review strategic alternatives for these businesses, including possible disposition. In a disposition scenario, future charges to operations related to exit costs, including severance, could be as much as an additional $3 million, which would be recorded in future periods as a component of income from continuing operations.

         In commenting on the hydraulic fluid power products operations, Mr. Campbell said, "Given the recent consolidation of the industry's customer base, the intensification of global competition of suppliers of components to mobile hydraulic equipment markets and the overall uncertainty in the general economy, accelerated by recent events, the Company must seriously consider its ongoing participation in these markets, particularly in view of our long-term growth and profit objectives. These operations were acquired during the 1995 - 1997 time frame and operational results peaked in 1998 when demand for fluid power products was at or near all time highs. As previously disclosed, the operational results of these businesses have been under steady pressure, and unfortunately, anticipated improvements in market conditions and operational results have not occurred. Kaydon's financial and human resources remain focused on re-profiling the Company in order to provide increased future shareholder value."

         At 10:00 a.m. Eastern time on Tuesday, October 16, 2001, Kaydon will host a conference call. The conference call can be accessed in a listen-only mode by dialing 1-800-289-0479 and providing the following passcode number:
811046. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

         To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available beginning at 1:30 p.m. Eastern time on Tuesday, October 16, 2001 through Friday, October 19, 2001 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 729409.

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered performance-critical products, supplying a broad and diverse group of industrial, aerospace, mechanical and electric equipment, and aftermarket customers.


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         Certain statements in this press release are forward-looking within the meaning of the federal securities laws, such as the Company's expectations regarding future financial performance and the possible disposition of certain businesses. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the



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statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, the outcome of pending and future litigation and governmental proceedings, the estimated fair value of the Company's assets and risks and uncertainties listed or disclosed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking statements. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.